Exhibit 23.1

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and 333-123505 on Form S-3 of our report dated March 15, 2006 (September 6, 2006 as to the effects of the discontinued operations discussed in Notes 16 and 24) relating to the consolidated financial statements of Asbury Automotive Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Current Report on Form 8-K of Asbury Automotive Group, Inc. dated September 7, 2006.

/s/ Deloitte & Touche LLP

New York, New York

September 6, 2006